Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES AUGUST CASH DISTRIBUTION
     DALLAS, Texas, August 21, 2007 – Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE – PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.126665 per unit, payable on September 17, 2007, to unit holders of record on August 31, 2007.
     This month’s distribution increased from the previous month due primarily to increased gas production in both the Waddell Ranch and Texas Royalty properties and significantly lower capital expenditures. Oil prices were also slightly higher for this period. This would primarily reflect production for the month of June. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 62,115 bbls and 304,822 mcf. The average price for oil was $59.63 per bbl and for gas was $8.13 per mcf. Capital expenditures were approximately $627,089. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(Bbls)	(Mcf)	(per Bbl)	(per Mcf)
Current Month	62,115	304,822	$59.63	$8.13
Prior Month	61,224	274,440	$57.11	$8.15
     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 877 .228.5085